DEBENTURE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT") AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES (AS DEFINED IN REGULATIONS S UNDER THE ACT) OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE
ACT) EXCEPT PURSUANT TO REGISTRATION UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS.

  No.__________                                          $100,000
                                                             U.S.

                       ELECTROSOURCE, INC.

          10% CONVERTIBLE DEBENTURES DUE JULY 27, 1996

           THIS DEBENTURE is one of a duly authorized issue of Debentures of Electrosource, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company") designated as its 10% Convertible Debentures Due July 27, 1996.

           FOR VALUE RECEIVED, the Company promises to pay to ________________, the registered holder hereof and its successors and registered assigns (the "Holder"), the principal sum of One Hundred Thousand United States Dollars (U.S. $100,000) on July 27, 1996, (the "Maturity Date") and to pay interest on the principal sum outstanding, at the rate of 10% per annum due and payable at the earlier of the date of conversion or the Maturity Date. Accrual of interest shall commence on the first business day to occur after the date hereof and shall continue until payment in full of the principal sum has been made or duly provided for. The principal of this Debenture is payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Company may, at its option, pay the interest on this Debenture by delivery of fully paid and non-assessable shares of its common stock, U.S. $0.10 par value per share (the "Common Stock") valued at the Market Price (as defined below) on the date of payment, to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register"); provided, however, that the Company's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Offshore Securities Subscription Agreement dated as of July 27, 1995, between the Company and the original purchaser hereof (the "Subscription Agreement"). The Company will pay the principal of and all accrued and unpaid interest due upon this Debenture on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Debenture as of the tenth day prior to the Maturity Date and addressed to such Holder at the last address appearing on the Debenture Register. The forwarding of such payment and Common Stock, if any, shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such payment and Common Stock, if any, plus any amounts so deducted.

           This Debenture is subject to the following additional provisions:

           1. The Debentures are issuable in denominations of One Hundred Thousand Dollars (U.S. $100,000) and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same. No service charge will be made for such registration or transfer or exchange.

          2. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax or other applicable laws at the time of such payments.

            3. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged in the U.S. only in compliance with the Securities Act of 1933, as amended (the "Act") and applicable state securities laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

           4. The Holder of this Debenture is entitled, at it option, at any time commencing on September 11, 1995 to convert up to fifty percent (50%) of the original principal amount of this Debenture, plus accrued and unpaid interest thereon, into shares of Common Stock, at a conversion price equal to the lower of (i) eighty percent (80%) of the Market Price (as defined below) of the Common Stock on the date of conversion, or (ii) 120% of the closing bid price of the Common Stock as reported by the NASDAQ Stock Market (as adjusted for stock splits, stock dividends, recapitalizations, and similar events) on the date hereof. Thereafter the remaining fifty percent (50%) of the original principal amount of this Debenture shall become convertible on the twentieth day after such date on the same terms. The "Market Price" shall be the closing bid price of the
Common Stock for the trading day immediately preceding the conversion date, as reported by The NASDAQ Stock Market. Such conversion shall be effectuated by surrendering the Debentures to be converted to the Company, with the form of conversion notice attached hereto as Exhibit 1, executed by the Holder of this Debenture evidencing such Holder's intention to convert this Debenture or a specified portion hereof, and accompanied, if required by the Company, by proper assignment hereof in blank.
No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share, with the fraction paid in cash at the discretion of the Company, valuing such fractional share at the conversion price. The date on which notice of conversion is given shall be deemed to be the date on which the Holder has delivered this Debenture, with the conversion notice duly executed, to the Company, or, if earlier, the date set forth in such notice of conversion if this Debenture is received by the Company within five (5) business days thereafter.

           5. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place and rate, and in the coin or currency, herein prescribed.

           6. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

           7. The Company agrees to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred by the Holder in collecting any amount due under this Debenture.

          8. If one or more of the following described "Events of Default" shall occur:

               (a) The Company shall default in the payment of principal or interest on this Debenture; or

               (b) Any of the representations or warranties made by the Company herein, in the Subscription Agreement, or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or the Subscription Agreement shall be false or misleading in any material respect at the time made; or

               (c) The Company shall fail to perform or observe any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of seven
                    (7) days after notice from the Holder of such failure; or

               (d) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or
                    (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

               (e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

               (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within thirty (30) days thereafter; or

               (g) Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

               (h) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within thirty (30) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

               (I) The Company shall have its Common Stock delisted from an exchange or over-the-counter market or suspended from trading.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

           9. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

           10.   The  Holder  of  this Debenture,  by  acceptance
hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common Stock issuable upon exercise thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky law or similar laws relating to the sale of securities.

          11. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise  invalid  or  unenforceable, such  provision  shall  be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

           12. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

           13. This Debenture shall be governed by and construed in accordance with the laws of the State of Delaware.

           IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

                              Date:  July 27, 1995

                              Electrosource, Inc.

                              By: _____________________________
                                     James M. Rosel

                                Title:   Vice   President/General
Counsel
                       DEBENTURE REGISTER

                          July 27, 1995

Debenture
Number              Amount                   Holder

D296-101       $ 100,000      FTS Worldwide Corporation
D296-102       $ 100,000      FTS Worldwide Corporation
D296-103       $ 100,000      FTS Worldwide Corporation
D296-104       $ 100,000      FTS Worldwide Corporation
D296-105       $ 100,000      FTS Worldwide Corporation
D296-106       $ 100,000      FTS Worldwide Corporation
D296-107       $ 100,000      FTS Worldwide Corporation
D296-108       $ 100,000      FTS Worldwide Corporation
D296-109       $ 100,000      FTS Worldwide Corporation
D296-110       $ 100,000      FTS Worldwide Corporation
D396-101       $ 100,000      Euro Factors International Inc.
D396-102       $ 100,000      Euro Factors International Inc.
D396-103       $ 100,000      Euro Factors International Inc.
D396-104       $ 100,000      Euro Factors International Inc.
D396-105       $ 100,000      Euro Factors International Inc.
D396-106       $ 100,000      Euro Factors International Inc.
D396-107       $ 100,000      Euro Factors International Inc.
D396-108       $ 100,000      Euro Factors International Inc.
D396-109       $ 100,000      Euro Factors International Inc.
D396-110       $ 100,000      Euro Factors International Inc.
D496-101       $ 100,000      NEPO Invest Trade
D496-102       $ 100,000      NEPO Invest Trade
D496-103       $ 100,000      NEPO Invest Trade
D496-104       $ 100,000      NEPO Invest Trade
D496-105       $ 100,000      NEPO Invest Trade
D496-106       $ 100,000      NEPO Invest Trade
D496-107       $ 100,000      NEPO Invest Trade
D496-108       $ 100,000      NEPO Invest Trade
D496-109       $ 100,000      NEPO Invest Trade
D496-110       $ 100,000      NEPO Invest Trade